Exhibit 21.1

List of Subsidiaries
of
Blueknight Energy Partners, L.P.

Name of Subsidiary	State of Organization
BKEP Finance Corporation	Delaware
BKEP Operating, L.L.C.	Delaware
BKEP Management, Inc.	Delaware
BKEP Crude, L.L.C.	Delaware
BKEP Sub, L.L.C.	Delaware
BKEP Pipeline, L.L.C.	Delaware
Blueknight Motor Carrier LLC	Delaware
BKEP Red River System LLC	Delaware
BKEP Supply and Marketing LLC	Delaware
BKEP Services LLC	Texas
BKEP Materials, L.L.C.	Texas
BKEP Asphalt, L.L.C.	Texas
Knight Warrior LLC	Texas
BKEP Terminal Holding, L.L.C.	Texas
BKEP Terminalling, L.L.C.	Texas